SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                      (Amendment No.     )*
                                     ----


                   THERMOVIEW INDUSTRIES, INC.
     -------------------------------------------------------
                        (Name of Issuer)

                          COMMON STOCK
     -------------------------------------------------------
                 (Title of Class of Securities)

                           883671 50 5
     -------------------------------------------------------
                         (CUSIP Number)

                           12/31/1999
     -------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

          [  ] Rule 13d-1(b)
          [  ] Rule 13d-1(c)
          [x]  Rule 13d-1(d)

     *The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1.   NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSONS (ENTITIES ONLY)

     Stephen A. Hoffmann


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
          (a)  [x]
          (b)  [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.


NUMBER OF                5.   SOLE VOTING POWER:  45,880
 SHARES
BENEFICIALLY             6.   SHARED VOTING POWER:  100,000
 OWNED BY
EACH REPORTING           7.   SOLE DISPOSITIVE POWER: 421,544
 PERSON WITH
                         8.   SHARED DISPOSITIVE POWER: 100,000


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          476,614 SHARES


10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (See instructions)
     [ X ] Excludes 44,930 shares held by Amy R. Hoffmann Trust dtd 4/17/96 and the John Hoffmann Trust dtd 4/17/96


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.6

12.  TYPE OF REPORTING PERSON

          IN


Item 1(a) Name of Issuer: ThermoView Industries, Inc.
Item 1(b) Address of Issuer's Principal Executive Offices:
               1101 Herr Lane
               Louisville, Kentucky 40222
Item 2(a) Name of Person Filing: Stephen A. Hoffmann
Item 2(b) Address of Principal Office: 1101 Herr Lane,
          Louisville, KY 40222
Item 2(c) Citizenship:  USA
Item 2(d) Title of Class of Securities:  Common Stock
Item 2(e) CUSIP Number: 883671 50 5
Item 3. If this statement is filed pursuant to section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
          U.S.C. 78c).
     (c) [ ] Insurance company as defined in section 3(a) (19) of the Act (15 U.S.C. 78c).
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [ ] An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment funding accordance with section 240.13d-1(b)(1) (ii)(F);
     (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4(a) Amount Beneficially Owned:    521,544
Item 4(b) Percent of Class:   6.6
Item 4(c) Number of shares as to which reporting person has:
          (i)  sole power to vote or to direct the vote: 45,880
          (ii) shared power to vote or to direct the vote:
               100,000
          (iii) sole power to dispose or to direct the
               disposition of: 421,544
          (iv) shared power to dispose or to direct the
               disposition of: 100,000
Item 5    Ownership of 5% or Less of Class:  N/A
Item 6    Ownership of More than 5% on Behalf of Another Person:
          N/A
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person: N/A
Item 8    Identification and Classification of Members of the
          Group:  See attached Exhibit A
Item 9    Notice of Dissolution of Group:  N/A
Item 10   Certification: (a) N/A   (b) N/A

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/11/2000
Dated
                              /s/ Stephen A. Hoffmann
                              -----------------------------------
                              Stephen A. Hoffmann

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSONS (ENTITIES ONLY)

     Amy R. Hoffmann Trust dtd 4/17/96


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
          (a)  [x]
          (b)  [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.


NUMBER OF                5.   SOLE VOTING POWER: 22,465
 SHARES
BENEFICIALLY             6.   SHARED VOTING POWER:  0
 OWNED BY
EACH REPORTING           7.   SOLE DISPOSITIVE POWER: 22,465
 PERSON WITH
                         8.   SHARED DISPOSITIVE POWER:  0


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,465 SHARES


10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
          [  ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .31

12.  TYPE OF REPORTING PERSON

          00

Item 1(a) Name of Issuer: ThermoView Industries, Inc.
Item 1(b) Address of Issuer's Principal Executive Offices:
               1101 Herr Lane
               Louisville, Kentucky 40222
Item 2(a) Name of Person Filing: Amy R. Hoffmann Trust dtd
          4/17/96
Item 2(b) Address of Principal Office: 1101 Herr Lane,
          Louisville, KY 40222
Item 2(c) Citizenship:  USA
Item 2(d) Title of Class of Securities:  Common Stock
Item 2(e) CUSIP Number: 883671 50 5
Item 3. If this statement is filed pursuant to section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
          U.S.C. 78c).
     (c) [ ] Insurance company as defined in section 3(a) (19) of the Act (15 U.S.C. 78c).
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [ ] An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment funding accordance with section 240.13d-1(b)(1) (ii)(F);
     (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4(a) Amount Beneficially Owned:    22,465
Item 4(b) Percent of Class:   .31
Item 4(c) Number of shares as to which reporting person has:
          (i)  sole power to vote or to direct the vote: 22,465
          (ii) shared power to vote or to direct the vote: 0
          (iii) sole power to dispose or to direct the
               disposition of: 22,465
          (iv) shared power to dispose or to direct the
               disposition of: 0
Item 5    Ownership of 5% or Less of Class:  N/A
Item 6    Ownership of More than 5% on Behalf of Another Person:
          N/A
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person: N/A
Item 8    Identification and Classification of Members of the
          Group:
Item 9    Notice of Dissolution of Group:  N/A
Item 10   Certification: (a) N/A   (b) N/A

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


2/11/2000
Dated
                              /s/ Stephen A. Hoffmann
                              -----------------------------------
                              Stephen A. Hoffmann, Trustee


1.   NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSONS (ENTITIES ONLY)

     John Hoffmann Trust dtd 4/17/96


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
          (a)  [x]
          (b)  [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.


NUMBER OF                5.   SOLE VOTING POWER: 22,465
 SHARES
BENEFICIALLY             6.   SHARED VOTING POWER:  0
 OWNED BY
EACH REPORTING           7.   SOLE DISPOSITIVE POWER: 22,465
 PERSON WITH
                         8.   SHARED DISPOSITIVE POWER: 0


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,465 SHARES


10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
          [  ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .31

12.  TYPE OF REPORTING PERSON

          00


Item 1(a) Name of Issuer: ThermoView Industries, Inc.
Item 1(b) Address of Issuer's Principal Executive Offices:
          1101 Herr Lane
          Louisville, Kentucky 40222
Item 2(a) Name of Person Filing: John Hoffmann Trust dtd 4/17/96
Item 2(b) Address of Principal Office: 1101 Herr Lane,
          Louisville, KY 40222
Item 2(c) Citizenship:  USA
Item 2(d) Title of Class of Securities:  Common Stock
Item 2(e) CUSIP Number: 883671 50 5
Item 3. If this statement is filed pursuant to section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
          (b)  [ ] Bank as defined in section 3(a)(6) of the Act
               (15 U.S.C. 78c).
          (c)  [ ] Insurance company as defined in section 3(a)
               (19) of the Act (15 U.S.C. 78c).
          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
          (e)  [ ] An investment adviser in accordance with
               section 240.13d-1(b)(1)(ii)(E);
          (f) [ ] An employee benefit plan or endowment funding accordance with section 240.13d-1(b)(1) (ii)(F);
          (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
          (h)  [ ] A savings associations as defined in Section
               3(b) of the Federal Deposit Insurance Act (12
               U.S.C. 1813);
          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)  [ ] Group, in accordance with section 240.13d-
               1(b)(1)(ii)(J).

Item 4(a) Amount Beneficially Owned:    22,465
Item 4(b) Percent of Class:   .31
Item 4(c) Number of shares as to which reporting person has:
          (i)  sole power to vote or to direct the vote: 22,465
          (ii) shared power to vote or to direct the vote: 0
          (iii) sole power to dispose or to direct the
               disposition of: 22,465
          (iv) shared power to dispose or to direct the
               disposition of: 0
Item 5    Ownership of 5% or Less of Class:  N/A
Item 6    Ownership of More than 5% on Behalf of Another Person:
          N/A
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person: N/A
Item 8    Identification and Classification of Members of the
          Group:
Item 9    Notice of Dissolution of Group:  N/A
Item 10   Certification: (a) N/A   (b) N/A

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/11/2000
Dated
                              /s/ Stephen A. Hoffmann
                              ----------------------------------
                              Stephen A. Hoffmann, Trustee



1.   NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSONS (ENTITIES ONLY)

     Founders Group, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
          (a)  [x]
          (b)  [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.


NUMBER OF                5.   SOLE VOTING POWER:  0
 SHARES
BENEFICIALLY             6.   SHARED VOTING POWER:  100,000
 OWNED BY
EACH REPORTING           7.   SOLE DISPOSITIVE POWER: 0
 PERSON WITH
                         8.   SHARED DISPOSITIVE POWER: 100,000


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          100,000 SHARES


10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
          [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.4

12.  TYPE OF REPORTING PERSON

          00


Item 1(a) Name of Issuer: ThermoView Industries, Inc.
Item 1(b) Address of Issuer's Principal Executive Offices:
               1101 Herr Lane
               Louisville, Kentucky 40222
Item 2(a) Name of Person Filing: Founders Group, LLC
Item 2(b) Address of Principal Office: 1101 Herr Lane,
          Louisville, KY 40222
Item 2(c) Citizenship:  USA
Item 2(d) Title of Class of Securities:  Common Stock
Item 2(e) CUSIP Number: 883671 50 5
Item 3. If this statement is filed pursuant to section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
          (b)  [ ] Bank as defined in section 3(a)(6) of the Act
               (15 U.S.C. 78c).
          (c)  [ ] Insurance company as defined in section 3(a)
               (19) of the Act (15 U.S.C. 78c).
          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C.
               80a-8).
          (e) [ ] An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);
          (f) [ ] An employee benefit plan or endowment funding accordance with section 240.13d-1(b)(1) (ii)(F);
          (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
          (h)  [ ] A savings associations as defined in Section
               3(b) of the Federal Deposit Insurance Act (12
               U.S.C. 1813);
          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)  [ ] Group, in accordance with section 240.13d-
               1(b)(1)(ii)(J).

Item 4(a) Amount Beneficially Owned:    100,000
Item 4(b) Percent of Class:   1.4
Item 4(c) Number of shares as to which reporting person has:
          (i)  sole power to vote or to direct the vote: 0
          (ii) shared power to vote or to direct the vote:
               100,000
          (iii) sole power to dispose or to direct the
               disposition of: 0
          (iv) shared power to dispose or to direct the
               disposition of: 100,000
Item 5    Ownership of 5% or Less of Class:  N/A
Item 6    Ownership of More than 5% on Behalf of Another Person:
          N/A
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person: N/A
Item 8    Identification and Classification of Members of the
          Group: See Attached Exhibit A
Item 9    Notice of Dissolution of Group:  N/A
Item 10   Certification: (a) N/A   (b) N/A

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/11/2000
Dated

                              /s/ Stephen A. Hoffmann
                              -----------------------------------
                              Stephen A. Hoffmann, Member
Member


                            EXHIBIT A

IDENTIFICATION OF GROUP MEMBERS

1.   Amy R. Hoffmann Trust dtd 4/17/96;
2.   John Hoffmann Trust dtd 4/17/96;
3.   Founders Group, LLC.